 Exhibit 5.05

                                                                                                                                                            Entergy Services, Inc.
639 Loyola Avenue (70113)
P.O. Box 61000
New Orleans, LA 70161
Tel: 504-576-6755
Fax: 504-576-4150
e-mail: dabuso@entergy.com

Dawn A. Abuso
Senior Counsel
Legal Services Department

September 20, 2010

Entergy Gulf States Louisiana, L.L.C.
446 North Boulevard
Baton Rouge, Louisiana 70802

Ladies and Gentlemen:

I refer to Post-Effective Amendment No. 1 to the Registration Statement on Form S-3, including the exhibits thereto (as amended, the “Registration Statement”), which Entergy Gulf States Louisiana, L.L.C., a Louisiana limited liability company (the “Company”), proposes to file with the Securities and Exchange Commission on or shortly after the date hereof, for the registration under the Securities Act of 1933, as amended, of an indeterminate aggregate principal amount of its First Mortgage Bonds (the “Bonds”) to be issued in one or more new series, and for the qualification under the Trust Indenture Act of 1939, as amended, of the Indenture of Mortgage, dated as of September 1, 1926, as heretofore supplemented and modified and as proposed to be further supplemented (the “Indenture”), between the Company and The Bank of New York Mellon, successor trustee, under which the Bonds are to be issued. In connection therewith, I have reviewed such documents and records as I have deemed necessary to enable me to express an opinion on the matters covered hereby.

I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to me as originals, the conformity with the originals of all documents submitted to me as originals of the documents submitted to me as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to me as copies.

Subject to the qualifications hereinafter expressed, I am of the opinion that the Bonds, when issued and delivered for the consideration contemplated by, and otherwise as contemplated in, the Registration Statement, will be legally issued and will be binding obligations of the Company.

For purposes of the opinions set forth above, I have assumed (1) that the Bonds will be issued and delivered in compliance with appropriate action with regard thereto by and before the Federal Energy Regulatory Commission under the Federal Power Act and any other applicable regulatory body, and (2) that the Bonds will be issued and delivered in compliance with the due authorization of the Company’s Board of Directors or an authorized committee thereof or an authorized officer.

This opinion is limited to the laws of the State of Louisiana and to the federal laws of the United States of America. To the extent that my opinion relates to or is dependent upon matters governed by the laws of New York, I have relied upon the opinion of Morgan, Lewis & Bockius LLP, which is being filed as Exhibit 5.04 to the Registration Statement.

I hereby consent to the filing of this opinion as Exhibit 5.05 to the Registration Statement. I also consent to the reference to me in the prospectus included in the Registration Statement under the caption “Legality.” In giving the foregoing consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Sincerely yours,

/s/ Dawn A. Abuso